EX-28.d.4.g.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND THOMPSON, SIEGEL & WALMSLEY LLC

Effective April 22, 2013

Amended July 1, 2018*

Funds of the Trust	Subadvisory Fees – Annual Rate
Nationwide Core Plus Bond Fund	0.195% on Subadviser Assets up to $500 million; 0.16% on Subadviser Assets of $500 million and more but less than $1 billion; and 0.135% on Subadviser Assets of $1 billion and more

* As approved at the Board of Trustees Meeting held on June 12-13, 2018.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By:	/s/ Michael S. Spangler

Name: Michael S. Spangler
Title: President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler

Name: Michael S. Spangler
Title: President

THOMPSON, SIEGEL & WALMSLEY LLC

By:	/s/ Horace P. Whitworth

Name: Horace P. Whitworth
Title: Chief Executive Officer